UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 18, 2011, the board of directors of American Realty Capital New York Recovery REIT, Inc. (the “Company”) approved the acquisition of a portfolio of four retail condominiums (the “Washington Street Portfolio”) located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. On April 27, 2011, the Company, through its sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement with AA Olympic, LLC to acquire the Washington Street Portfolio. The Company’s obligations under the purchase agreement were subject to the satisfactory completion of its due diligence review, along with the formation of individual condominium units for each retail space, among other conditions. The Company acquired the Washington Street Portfolio through indirect wholly owned subsidiaries of its operating partnership on November 3, 2011 at a purchase price of $9.86 million, exclusive of closing costs. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company acquired a fee-simple interest in the Washington Street Portfolio, which consists of four retail condominiums containing a total of approximately 24,000 rentable square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder. The condominiums are situated on Washington Street at its intersection with Laight Street. Annual rental rates currently range from approximately $25.72 to $61.31 per square foot with a weighted average annual rental rate of $40.35 per square foot. In addition, the wine store tenant’s month to month rental rate for basement storage space is $8.23 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

The Company funded the acquisition, excluding acquisition costs, of the property with (a) net proceeds from its ongoing offering of approximately $4.86 million and (b) a $5.0 million mortgage loan received from New York Community Bank. A description of the terms of the mortgage loan is included in Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 3, 2011, the Company, through indirect wholly owned subsidiaries of its operating partnership, incurred a $5.0 million mortgage loan in connection with its acquisition of the Washington Street Portfolio. The mortgage loan was received from New York Community Bank. The mortgage loan will bear interest at a per annum fixed rate of 4.375% during the first five years and thereafter will adjust annually to prime plus a margin of 2.75%. The mortgage loan will mature in December 2021. Payments of principal will be made on a 30-year amortization schedule, with all principal outstanding being repaid on the maturity date. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. The mortgage loan may be prepaid from time to time and at any time, in whole or in part, subject to a premium equal to: (a) 5% in respect of a prepayment made prior to November 30, 2012; (b) thereafter, 4% in respect of any prepayment made prior to November 30, 2013; (c) thereafter, 3% in respect of a prepayment made prior to November 30, 2014; and (d) thereafter, 1% in respect of a prepayment made prior to August 31, 2016.

Item 8.01. Other Events.

On November 9, 2011, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the closing of the Company’s acquisition of the Washington Street Portfolio on November 3, 2011. The press release is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)(4)
The audited and unaudited financial statements relating to the Washington Street Portfolio required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or January 19, 2012.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated November 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: November 9, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors